Exhibit 99.1

                  Albertsons Announces Third Quarter Results

  Comparable Store Sales Decline 0.8% ... but Increase +0.7% Excluding Labor
                                   Disputes

                 Private Label Penetration Continues to Grow

                       Toys R Us Conversions Accelerate

                   eCommerce Service Expands to New Markets

    BOISE, Idaho, Dec. 5 /PRNewswire-FirstCall/ -- Albertsons, Inc.
(NYSE: ABS), one of the world's largest food and drug retailers, today announced net earnings of $92 million or $0.25 per diluted share for the third quarter of Fiscal 2003. Net earnings for the third quarter of 2002 were $188 million or $0.47 per diluted share. Fiscal 2003 year-to-date net earnings were $426 million or $1.16 per diluted share versus $280 million or $0.69 per diluted share in the year earlier.
    Results for the quarter were materially impacted by two labor disputes, particularly the ongoing labor dispute with the UFCW in Southern California.
    Larry Johnston, Chairman, CEO and President, commented on the results. "While the labor disputes negatively impacted our overall results we were pleased with the underlying performance of our business. Without the labor disputes, we believe we were on track to meet the First Call Consensus of Industry Analysts. Most importantly, comparable and identical store sales, excluding the labor disputes, were positive in the third quarter, indicating the underlying strength of our marketplace programs and the improving economy."
    The Company reported that total sales grew 1.6% or $139 million during the quarter, reaching $8.796 billion versus last year's third quarter sales of $8.657 billion. Until the Southern California labor dispute, the Company was on track to exceed its forecasted sales targets for the third quarter of 2003 both in total and in Southern California (a "strike-affected" market). Assuming that this level of performance had continued throughout the quarter, the Company believes that this labor dispute negatively impacted total sales by $132 million. Fiscal 2003 year-to-date total sales were $26.789 billion versus $26.519 billion in the year earlier.
    Total Company comparable store sales (including the impact of the labor disputes), declined 0.8 % and identical store sales declined 1.1 % ... however, when adjusted for the labor disputes, total Company comparable store sales increased 0.7 % and identical store sales increased 0.3 %.
    Total gross profit for the quarter was essentially flat at $2.526 billion this quarter versus $2.529 billion a year ago. Gross profit as a percent of total sales declined 49 basis points for the quarter to 28.72 % from 29.21 % in the same period of last year. Gross profit rates declined as a result of the labor disputes coupled with continued investments in pricing and promotion. The declines however, were positively offset by gross margin benefits generated from supply chain savings, private label growth and improved pharmacy margins.
    Until the Southern California labor dispute, the Company was exceeding its forecasted gross profit targets for the third quarter of 2003 in total and in the strike-affected market. Assuming that this level of performance had continued throughout the quarter, the Company believes that the labor disputes negatively impacted gross profit by $70 million.
    During the quarter, selling, general and administrative expenses totaled
25.78 % of sales versus 24.86 % in the third quarter of 2002, driven by the costs of and lost sales leverage due to labor disputes, increased insurance and benefit costs and higher worker's compensation costs.
    On the cost front, the Company continued to stay ahead of its schedule to meet its $750 million cost-out target by the end of 2004. Through the third quarter, $567 million in savings has been achieved since the program began.
    During the quarter, the Company continued to make advances in a number of marketing initiatives. Market share versus traditional competitors as measured by A.C. Nielsen grew 20 basis points outside of Southern California. Over the course of the quarter, the Company also re-set over 800 stores with Toys R Us merchandise, increased private label sales penetration by 50 basis points versus prior year and expanded its internet grocery service to both the Dallas/Ft. Worth and Boise markets, making the Company's on-line grocery service area the largest in the nation. The Company also continued its deployment of self-checkout lanes, bringing the total number of self-checkout lanes installed to over 1,000, located in 260 stores.

    Albertsons is one of the world's largest food and drug retailers, with annual revenues of approximately $36 billion. Based in Boise, Idaho, the Company employs more than 200,000 employees and operates approximately 2,300 retail stores in 31 states across the United States, under banners including Albertsons, Jewel-Osco, Acme, Albertsons-Osco, Albertsons-Sav-on, Sav-on Drugs, Osco Drug, Max Foods, and Super Saver.

    Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted comparable and identical store sales to the most directly comparable GAAP financial measures. We caution investors not to place undue reliance on these non-GAAP financial measures or the statements of expectation regarding third quarter results contained in this release as these results and expectations are not necessarily indicative of actual results that would have been achieved had the third quarter continued without labor disputes, particularly the Southern California labor dispute.

    Certain statements made in this press release, including statements regarding the Company's expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: non-GAAP financial measures included in this release; statements of expectation regarding the third quarter 2003 results had the labor dispute in Southern California not occurred; investing to increase sales; changes in cash flow; increases in insurance and employee benefit costs; attainment of cost reduction goals; impacts of the Southern California labor dispute; achieving sales increases and increases in comparable and identical sales; opening and remodeling stores; and the Company's five strategic imperatives. These statements are indicated by words or phrases such as "expects," "plans," "believes," "estimate," and "goal." In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information.
    Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations, particularly the result of negotiations related to the current labor dispute in Southern California; adverse determinations with respect to litigation or other claims (including environmental matters); employee benefit costs; the Company's ability to recruit, retain and develop employees; the Company's ability to develop new stores or complete remodels as rapidly as planned; the Company's ability to implement new technology successfully; stability of product costs; the Company's ability to integrate the operations of acquired or merged companies; the Company's ability to execute its restructuring plans; the Company's ability to achieve its five strategic imperatives; and other factors affecting the Company's business in or beyond the Company's control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; changes in the general economy; and changes in interest rates.
    Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.



                               ALBERTSONS, INC.
                          (Unaudited - In millions)

     Comparable Store Sales Reconciliation

                                    Actual                        Adjusted
                                  Comparable   Labor Dispute     Comparable
                                  Store Sales    Adjustment      Store Sales
    -------------------------------------------------------------------------
     2003 Third Quarter              $8,460      $(280) (1)        $8,180
     2002 Third Quarter               8,528       (402) (2)         8,126
    -------------------------------------------------------------------------
     Year to Year Change                (68)                           54
     2002 Third Quarter               8,528                         8,126
    -------------------------------------------------------------------------
     Comparable Store Sales Percent   (0.8%)                        0.7%
                                      ======                      ======

     Identical Store Sales Reconciliation

                                    Actual                         Adjusted
                                   Identical    Labor Dispute      Identical
                                  Store Sales    Adjustment      Store Sales
    -------------------------------------------------------------------------
     2003 Third Quarter              $8,348      $(274) (3)        $8,074
     2002 Third Quarter               8,443       (397) (4)         8,046
    -------------------------------------------------------------------------
     Year to Year Change                (95)                           28
     2002 Third Quarter               8,443                         8,046
    -------------------------------------------------------------------------
     Identical Store Sales Percent    (1.1%)                        0.3%
                                      ======                      ======

     (1) Represents the change in comparable Southern California Division food and drug store sales in 2003 during the last 19 days of the third quarter. Includes the effect of minimal incremental benefits in Southern California drug store sales during the last 19 days of the quarter that the Company believes were due primarily to the labor dispute. The third quarter labor dispute outside of Southern California did not impact sales.
     (2) Represents the change in comparable Southern California Division food and drug store sales in 2002 during the last 19 days of the third quarter.
     (3) Represents the change in identical Southern California Division food and drug store sales in 2003 during the last 19 days of the third quarter. Includes the effect of minimal incremental benefits in Southern California drug store sales during the last 19 days of the quarter that the Company believes were due primarily to the labor dispute. The third quarter labor dispute outside of Southern California did not impact sales.
     (4) Represents the change in identical Southern California Division food and drug store sales in 2002 during the last 19 days of the third quarter.



                               ALBERTSONS, INC.
               (Unaudited - In millions, except per share data)

     Condensed Consolidated Earnings Statements

                                    13 Weeks Ended          13 Weeks Ended
                                   October 30, 2003        October 31, 2002
    ------------------------------------------------------------------------
     Sales                        $8,796     100.00%     $8,657    100.00%
     Cost of sales                 6,270      71.28       6,128     70.79
    ------------------------------------------------------------------------
     Gross profit                  2,526      28.72       2,529     29.21
     Selling, general and
      administrative expenses      2,267      25.78       2,151     24.86
     Restructuring charges
      (credits)                        4       0.04          (7)    (0.09)
    ------------------------------------------------------------------------
     Operating profit                255       2.90         385      4.44
     Other (expenses) income:
        Interest, net                (99)     (1.13)        (88)    (1.00)
        Other, net                    (7)     (0.08)          1        --
    ------------------------------------------------------------------------
     Earnings from continuing
      operations before income
      taxes                          149       1.69         298      3.44
     Income tax expense               57       0.65         108      1.25
    ------------------------------------------------------------------------
     Earnings from continuing
      operations                      92       1.04         190      2.19
     Discontinued operations:
        Operating loss                --         --         (10)    (0.11)
        Gain (loss) on disposal                               7      0.08
        Income tax benefit            --         --           1      0.01
    ------------------------------------------------------------------------
     Earnings (loss) from
      discontinued operations         --         --          (2)    (0.02)
    ------------------------------------------------------------------------
     Earnings before cumulative
      effect of change in
      accounting principle            92       1.04         188      2.16
     Cumulative effect of change
      in accounting principle
      (net of tax of $60)             --         --          --        --
    ------------------------------------------------------------------------
    Net Earnings                     $92       1.04%       $188      2.16%
    ========================================================================

     Earnings (Loss) Per Share:
      Basic
        Continuing operations      $0.25                  $0.48
        Discontinued operations       --                  (0.01)
        Cumulative effect of
         change in accounting
         principle (net of tax
         of $0.15)                    --                     --
                                   -----                  -----
        Net Earnings               $0.25                  $0.47
                                   =====                  =====

      Diluted
        Continuing operations      $0.25                  $0.48
        Discontinued operations       --                  (0.01)
        Cumulative effect of
         change in accounting
         principle (net of tax of
         $0.15)                       --                     --
                                   -----                  -----
        Net Earnings               $0.25                  $0.47
                                   =====                  =====

     Weighted Average
      Common Shares Outstanding:
        Basic                        368                    396
        Diluted                      369                    397


                                    39 Weeks Ended         39 Weeks Ended
                                   October 30, 2003       October 31, 2002
    ------------------------------------------------------------------------
     Sales                       $26,789     100.00%    $26,519    100.00%
     Cost of sales                19,063      71.16      18,736     70.65
    ------------------------------------------------------------------------
     Gross profit                  7,726      28.84       7,783     29.35
     Selling, general and
      administrative expenses      6,732      25.13       6,420     24.21
     Restructuring charges
      (credits)                      (11)     (0.04)        (29)    (0.11)
    ------------------------------------------------------------------------
     Operating profit              1,005       3.75       1,392      5.25
     Other (expenses) income:
        Interest, net               (307)     (1.15)       (296)    (1.11)
        Other, net                    (6)     (0.02)        (16)    (0.06)
    ------------------------------------------------------------------------
     Earnings from continuing
      operations before income
      taxes                          692       2.58       1,080      4.07
     Income tax expense              266      (0.99)        415      1.56
    ------------------------------------------------------------------------
     Earnings from continuing
      operations                     426       1.59         665      2.51
     Discontinued operations:
        Operating loss                --         --         (49)    (0.19)
        Gain (loss) on disposal                            (388)    (1.46)
        Income tax benefit            --         --         146      0.55
    ------------------------------------------------------------------------
     Earnings (loss) from
      discontinued operations         --         --        (291)    (1.10)
    ------------------------------------------------------------------------
     Earnings before cumulative
      effect of change in
      accounting principle           426       1.59         374      1.41
     Cumulative effect of change
      in accounting principle
      (net of tax of $60)             --         --         (94)    (0.35)
    ------------------------------------------------------------------------
     Net Earnings                   $426       1.59%       $280      1.06%
    ========================================================================
     Earnings (Loss) Per Share:
      Basic
       Continuing operations       $1.16                  $1.64
       Discontinued operations        --                  (0.72)
       Cumulative effect of change
        in accounting principle
        (net of tax of $0.15)         --                  (0.23)
                                   -----                  -----
       Net Earnings                $1.16                  $0.69
                                   =====                  =====

      Diluted
       Continuing operations       $1.16                  $1.64
       Discontinued operations        --                  (0.72)
       Cumulative effect of change
        in accounting principle
        (net of tax of $0.15)         --                  (0.23)
                                   -----                  -----
       Net Earnings                $1.16                  $0.69
                                   =====                  =====

     Weighted Average
      Common Shares Outstanding:
        Basic                        368                    403
        Diluted                      369                    405

     Percentages may not sum due to rounding differences.



                               ALBERTSONS, INC.
                          (Unaudited - In millions)

     Condensed Consolidated Balance Sheet Data

                                      October 30, 2003      October 30, 2002
    -------------------------------------------------------------------------
     Assets
     Current Assets:
      Cash and cash equivalents                $43                  $430
      Inventories                            3,191                 3,042
      Assets held for sale                      68                   189
      Other current assets                     898                   845
    -------------------------------------------------------------------------
        Total Current Assets                 4,200                 4,506
      Other assets                             293                   332
      Goodwill and intangibles, net          1,596                 1,583
      Land, buildings and equipment, net     9,158                 8,964
    -------------------------------------------------------------------------
      Total Assets                         $15,247               $15,385
                                           =======               =======

     Liabilities and Stockholders' Equity
     Current Liabilities:
      Accounts payable                      $1,898                $2,137
      Current portions of long-term
       debt and capital lease obligations      516                   140
      Other current liabilities              1,367                 1,301
    -------------------------------------------------------------------------
        Total Current Liabilities            3,781                 3,578
     Long-term debt                          4,448                 4,953
     Capital lease obligations                 313                   296
     Other long-term liabilities
      and deferred credits                   1,379                 1,107
     Stockholders' equity                    5,326                 5,451
    -------------------------------------------------------------------------
     Total Liabilities and Stockholders'
      Equity                               $15,247               $15,385
                                           =======               =======
     Total Common Shares
        Outstanding at End of Period           367                   386


     Condensed Consolidated Cash Flow Data

                                       39 Weeks Ended         39 Weeks Ended
                                      October 30, 2003      October 30, 2002
    --------------------------------------------------------------------------
     Cash Flows From Operating
      Activities:
      Net earnings                            $426                  $280
      Adjustments to reconcile
       net earnings to net cash
       provided by operating activities:
        Depreciation and amortization          729                   708
        Discontinued operations noncash
         charges                                --                   372
        Cumulative effect of change in
         accounting principle                   --                    94
        Net deferred income taxes and other     15                    58
        Changes in operating assets and
         liabilities                          (110)                  213
    --------------------------------------------------------------------------
         Net cash provided by
          operating activities               1,060                 1,725
    --------------------------------------------------------------------------
     Cash Flows From Investing Activities:
      Capital expenditures                    (892)               (1,050)
      Proceeds from disposal of land,
       buildings and equipment                  56                    91
      Proceeds from disposal of assets
       held for sale                            98                   472
      Other                                     (8)                   10
    --------------------------------------------------------------------------
         Net cash used in investing
          activities                          (746)                 (477)
    --------------------------------------------------------------------------
     Cash Flows From Financing Activities:
      Cash dividends paid                     (210)                 (232)
      Payments on long-term borrowings        (115)                 (116)
      Stock purchases and retirements         (108)                 (547)
      Proceeds from stock options exercised     --                    16
    --------------------------------------------------------------------------
          Net cash used in financing
           activities                         (433)                 (879)
    --------------------------------------------------------------------------
     Net (Decrease) Increase in Cash
      and Cash Equivalents                    (119)                  369
     Cash and Cash Equivalents
      at Beginning of Period                   162                    61
    --------------------------------------------------------------------------
     Cash and Cash Equivalents at
      End of Period                            $43                  $430
    ==========================================================================



SOURCE  Albertsons, Inc.
    -0-                             12/05/2003
    /CONTACT: media, Albertsons Public Affairs, +1-208-395-6392, or analysts, Nick Kormeluk, +1-208-395-6622, both of Albertsons, Inc./
    (ABS)

CO:  Albertsons, Inc.
ST:  Idaho
IN:  REA SUP FOD MLM ECM
SU:  ERN